Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of iShares U.S. ETF Trust of our report dated September 21, 2020, relating to the financial statements and financial highlights, which appears in iShares Evolved U.S. Consumer Staples ETF, iShares Evolved U.S. Discretionary Spending ETF, iShares Evolved U.S. Financials ETF, iShares Evolved U.S. Healthcare Staples ETF, iShares Evolved U.S. Innovative Healthcare ETF, iShares Evolved U.S. Media and Entertainment ETF and iShares Evolved U.S. Technology ETFs’ Annual Report on Form N-CSR for the year ended July 31, 2020. We also consent to the references to us under the headings “Financial Statements”, “Independent Registered Public Accounting Firm” and “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Philadelphia, PA

November 23, 2020